Exhibit 99.1

Spectre Gaming Names David Norris as its New President and Chief Operating Officer

Tuesday December 19, 8:00 am ET

"Company's operations require additional management strength to continue on current growth plan"

MINNEAPOLIS, Dec. 19 /PRNewswire-FirstCall/ -- Spectre Gaming, Inc. (OTC Bulletin Board: SGMG - News) announced today that it has added David Norris as its President and Chief Operating Officer effective immediately. With over 18 years of experience in senior-level leadership roles within information technology software and services companies, Norris will drive all operations functions, guiding Spectre Gaming through future expected growth.

D. Bradly Olah, CEO of Spectre Gaming stated, "I am very fortunate to have David take the helm of the day-to-day operations of Spectre, with our entire team of department heads reporting to him. I will continue in my role as CEO, and focus my energy on sales and new business development including strategic partnerships that will be critical moving forward. We have only scratched the surface in leveraging our web based technology and its potential to generate additional revenue."

Norris added, "Brad and his team have done an excellent job in taking Spectre from near start-up to a leadership position in the AWP marketplace in 120 days; I look forward to helping them execute even more effectively."

Before joining Spectre Gaming, Norris was a General Manager for Secured Services, Inc., where he was responsible for the company's central region operations. Prior to Secured Services, Norris spent three years as President and Director of Cybrix Corporation, growing and then selling the company to Secured Services in 2004.

Norris holds a BA from Saint Mary's University of Minnesota and an MBA from the University of Saint Thomas.

About Spectre Gaming

Spectre Gaming, Inc. is a provider of proprietary interactive electronic games to the amusement-with-prize (AWP) and charitable gaming markets. The Company designs and develops networks, software and content that provide its customers with a comprehensive gaming system. Learn more at http://www.spectregaming.com .

Risk Factors and Forward-Looking Statements

This news release contains various "forward-looking statements" which are not historical in nature, including but not limited to statements using the terms "may," "expect to," "believe," "should," "anticipate," and other language using a future aspect. Such statements should be viewed as uncertain and should not be relied upon. Although our management believes that the results reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the expectations expressed in such forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include those set forth in the Company's annual report on Form 10-KSB/A for the year ended December 31, 2005, and in other filings made, from time to time, by the Company with the Securities and Exchange Commission, including the Company's quarterly report filed on November 14, 2006, and the Company's registration statements on Form SB-2 filed on October 2 and 5, 2006. The forward-looking statements contained herein speak only as of the date when made and the Company does not undertake to update such statements.